EMPLOYMENT AGREEMENT

BETWEEN:    TECHNOLOGIES    IWEB    INC.,    a    legally
constituted corporate entity with its head office and primary place of business at 20 place du Commerce in Montreal, Quebec, H3E 1Z6, on behalf of itself, and its parent company, INTERNAP CORPORATION, its affiliates and subsidiaries

(Hereinafter collectively referred to as “the Employer”)

AND:	Andy Day, domiciled and residing at 196 Gloucester Avenue, in Oakville, Ontario, L6J 3W6,

(Hereinafter referred to as “the Employee”)

SECTION 1 - SUBJECT

1.1	This agreement is taken jointly to facilitate good will and specify the functions and working conditions of the Employee. This offer is contingent upon successful completion of a background check.

1.2
The Employer hereby retains the Employee’s services as GM & SVP of the Cloud Business Unit beginning on April 1, 2017. In this capacity, he or she is responsible for the functional leadership of Cloud Services, Ubersmith and Funio and for any related task. Regarding all Short-Term Incentive Plan and Stock Award programs in 2017, your starting point is considered January 1, 2017, so that you will be eligible for cash and stock bonus awards based on being employed for the entire year.

SECTION 2 - RESPONSIBILITIES

2.1	The Employee reports directly to Peter Aquino, President & CEO.

2.2
The Employee shall faithfully and loyally perform his or her duties toward the Employer. The Employee shall respect all guidelines, policies and/or rules established verbally or in writing by the Employer.

2.3	The Employee acknowledges having been informed of all of the Employer’s policies and/or rules currently in effect.

2.4
For the entire duration of employment, the Employee shall devote all his or her time, energy, drive, and competence to the performance of his or her functions. The Employee may not hold another position without having previously obtained his or her immediate supervisor’s written authorization, which can be revoked.

2.5
It is understood and agreed that Employee may continue his current advisory or Board of Director positions provided that such positions do not become competitive, create any business conflict and/or interfere with the duties and responsibilities as the GM & SVP of the Cloud Business Unit, as discussed with the CEO prior to April 1, 2017. Any future advisory positions or Board of Director positions must be discussed and pre-approved by the CEO before Employee accepts such positions with third parties.

SECTION 3 - DURATION AND TERMINATION

3.1
The Employer has the right, at any time and without notice, to terminate the Employee’s employment under this agreement for Cause. For the purposes of this agreement, “Cause” shall mean any act or omission on the Employee’s part which would at law permit an employer to, without notice or payment in lieu of notice, terminate the employment of an employee including but not limited to, a material breach of this agreement.

3.2
In the event that the Employee wishes to end his or her employment, a written notice must be provided to the Employer at least four (4) weeks prior to the end of employment. However, the Employer may waive the right to this notice without having to pay any compensation whatsoever to the Employee.

3.3
The Employer can also terminate the Employee’s employment for reasons other than those stated in section 3.1, in which case the Employer’s obligation shall be limited solely to providing the Employee with the following:

(i)	Should your employment be terminated due to reasons other than cause and provided you satisfy the conditions of the Release Agreement, you will be eligible for twelve months of Severance Pay

(ii)	Continuation of the Employee’s benefits for such minimum period as is required pursuant to the ESA.

SECTION 4 - REMUNERATION

4.1
For the duration of this Employment Agreement, the Employer pays the Employee $335,000 CAD in gross annual remuneration, payable every two (2) weeks, by bank transfers. This salary will be revised as per the Employer’s policies.

4.2
The Employee will be eligible to participate in the INAP 2017 Short Term Incentive Plan (“Incentive Plan”) Any payments that may be made to you will be based on INAP’s achievement of goals approved by the Board of Directors. Your target bonus opportunity under the Incentive Plan will be 50% of your 2017 base salary, subject to the terms of the Incentive Plan. Your eligibility for the 2017 Short Term Incentive Plan will be for the entire year (there will be no proration based on months of service in 2017).

For any bonus referred to in this section 4.2 of this agreement, the Employee must be actively employed by the Employer on the date the bonus is paid in order to be eligible to receive a bonus. The Employee acknowledges that the payment of a bonus in one year does not obligate the Employer to provide the Employee with a bonus payment in any subsequent year. The Employer may unilaterally discontinue or amend any bonus or incentive plan in its sole discretion.

4.3
The Employee will be eligible for an annual Stock Award at the discretion of the Compensation Committee. Please note that this award will be a USD denominated award, and not subject to FX translation, i.e., you will be pegged to the USD amount of $250,000, and award values based on USD only. The Restricted Stock will be subject to a three-year vest; 50% of the grant will be subject to time, and 50% will be subject to performance as part of the Compensation Committee’s approval metrics.

All vesting is subject to you being an employee in good standing on each date of vesting. All shares are governed by the language in our inventive stock plan (a copy of which will be mailed to you separately) as well as the actual grant document which define the specific terms of your grant. You will be subject to INAP’ s Insider Trading Policy, and be a Named Executive Officer.

4.4	The Employee consents to having three dollars ($3) deducted from every pay by the Employer as contribution to the social club.

SECTION 5 - VACATION

5.1
The Employee is entitled to four (4) weeks of annual paid vacation, effective April 1, 2017, as per the ESA. Vacation can be taken during periods agreed upon with the Employer. It is agreed that vacation time is to be taken during the vacation entitlement year immediately following the one during which this time was accumulated. The vacation entitlement year is the recurring 12-month period beginning on the date of hire.

5.2	The Employee is also entitled to five (5) floating holidays that may be taken as per the Employer’s policies.

SECTION 6 - BENEFITS

6.1	The Employee is entitled to all benefits offered by the Employer as per existing or future policies.

SECTION 7 -EXPENSES

7.1
Your principle office location will be in our Montreal, Quebec facility, however it is understood your residence location is Oakville, Ontario. As per the Employer’s policies, upon presentation of a detailed description of expenses along with receipts or other supporting documents, the Employer will reimburse any representation expenses, travel expenses and mileage reasonably incurred by the Employee in performing his or her functions, as previously approved by the Employer, within thirty (30) days following the request for reimbursement.

SECTION 8 - CONFIDENTIALITY

8.1
The Employee acknowledges having received, or that he or she will receive, during the period of employment or while performing his or her functions, confidential information concerning the Employer and its previous, current or future activities, as well as confidential information concerning third parties to which the Employer is bound by secrecy.

8.2
Therefore, the Employee agrees to respect the confidential nature of this information and not to disclose such information or discuss it with any other person, and shall not use such information, except to perform his or her functions for the Employer, without having previously obtained express written consent from the Employer.

This agreement to respect the confidential nature of this information and not to disclose, discuss or use such information remains in full force and effect notwithstanding termination of employment with the Employer.

8.3
For the purpose of this Agreement, the term “confidential information” includes all information, knowledge or data belonging to the Employer or to any third party to which the Employer is bound by secrecy, including without limiting the generality of the foregoing any information relating to costs, prices, profits, markets, sales, client lists, procedures followed, business partners, marketing and sales, memoranda, ideas, notes, documents and specifications, technical reports, program source codes, industry secrets, research and development, as well as any information concerning finished products or products under consideration.

SECTION 9 -DISCOVERIES. CREATIONS AND INVENTIONS

9.1
Any discovery, invention or improvement made or implemented by the Employee, as well as any privileged information discovered or obtained by the Employee while performing his or her functions and that relates to research or to official or unofficial works undertaken for the Employer, or to issues of past, present or future interest to the Employer, is the exclusive property of the Employer.

9.2
The Employee hereby agrees to periodically disclose and provide to his or her immediate supervisor or designate any discovery, invention, improvement or privileged information that may have been created, put in place or obtained by the Employee while performing his or her functions, individually or in collaboration with other employees, and that relates to any of the Employer’s products, tasks or activities, be they current or projected.

9.3
The Employee agrees to sign, at the Employer’s request, any document, request, or transfer necessary or useful for requesting and obtaining patents, trademarks, industrial designs and/or copyright in Canada and in any other country for such invent ions, discoveries, improvements and privileged information.

9.4
Furthermore, the Employee agrees to sign any document, request and/or transfer necessary or useful for the transfer or transmission, to the Employer alone, of every right, title and interest pertaining to such patents, trademarks, industrial designs, copyright, inventions, discoveries, improvements and privileged information.

SECTION 10 - NON-COMPETITION

10.1
At all times while this Employment Agreement is in effect, and for a period of six (6) months following the date of termination of employment with the Employer, the Employee shall not directly or indirectly, in any capacity, including but not limited to as principal, proxy, shareholder (except if all shares held are publicly traded and the total amount does not exceed three percent (3%) of the share total of the company), investor, employer, employee, agent, independent contractor, franchisor, franchisee, distributor, advisor or consultant, perform functions or activities identical or substantially similar to the ones he or she will have performed, in business areas identical or substantially similar to those of the Employer and that are in competition with the Employer, i.e. dedicated colocation servers, web hosting, domain names reservation, Cloud and Ubersmith in the province of Ontario.

SECTION 11 - NON-SOLICITATION

11.1
For a period of twelve (12) months as of the date on which he or she ceases to be employed by the Employer, the Employee agrees, whether for his or her own benefit or that of another party, directly or indirectly, in any capacity whatsoever, not to:

(a)
Solicit or provide services to the Employer’s clients or potential clients who have been solicited or provided services by the Employer over the course of the year preceding the date on which the Employee ceased to be employed by the Employer; and/or

(b)
Offer employment, solicit with the intent to hire, hire or otherwise encourage to leave his or her job any person employed by the Employer at any time during the twelve (12) month period immediately preceding the end of employment of the Employee with the Employer

SECTION 12 -TERMINATION OF PREVIOUS CONTRACTS

12.1	The Employee hereby confirms that he or she is not bound by any contractual provision or agreement limiting his or her liberty to work for the Employer.

12.2
The conditions expressed in this Employment Agreement revoke and cancel any previous agreement, written or verbal, concerning the Employee’s employment with the Employer, each party releasing the other finally and completely from any and all actions, causes of actions, claims and demands of any nature, based on the provisions of any such agreement.

12.3	The parties acknowledge that this Employment Agreement contains each and every condition governing the Employee’s employment.

12.4	Should your employment be terminated due to reasons other than cause and provided you satisfy the conditions of the Release Agreement, you will be eligible for twelve months of Severance Pay.

SECTION 13 - MODIFICATION OF THIS AGREEMENT

13.1	To be valid, any modification to this Employment Agreement must be approved by the Employer and confirmed in writing by both parties.
SECTION 14 - INTERPRETATION

14.1	This Employment Agreement Is governed by the laws of the province of Ontario and its Interpretation is subject to these same laws.

IN WITNESS WHEREOF the parties hereto have executed this Employment Agreement in two (2) copies, in Montreal, on March 30, 2017.

THE EMPLOYER

By:

/s/ Peter D. Aquino /s/ Andrew Day
President & CEO     Andy Day

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